EXHIBIT 23.2



INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES



Board of Directors and Stockholders
Ross Stores, Inc.
Newark, California

We have audited the consolidated financial statements of Ross Stores, Inc. and subsidiaries as of January 29, 1994 and January 30, 1993, and for each of the three years in the period ended January 29, 1994, and have issued our report thereon dated March 11, 1994; such financial statements and report are included in this Annual Report on Form 10-K. Our audits also included the financial statement schedules of Ross Stores, Inc. and subsidiaries listed in Item 14(a)2. These financial statement schedules are the responsibility of the companies' management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




Deloitte & Touche
San Francisco, California
March 11, 1994